EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No, 333-12749) pertaining to the Cubic Corporation Employees’ Profit-Sharing Plan, the Cubic Applications, Inc. 401(k) Retirement Plan and the Cubic Corporation 1998 Stock Option Plan of our reports dated November 29, 2006, with respect to the consolidated financial statements of Cubic Corporation, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cubic Corporation included in the Annual Report (Form 10-K) for the year ended September 30, 2006.

/s/ Ernst & Young LLP

San Diego, California
December 4, 2006